As filed with the Securities and Exchange Commission on March 26, 2026

Registration No. 333-294302

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NANO-X IMAGING LTD
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Ofer Tech Park
94 Shlomo Shmeltzer Road
Petach Tikva
Israel 4970602
Tel: +972 03 37359202
(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System
28 Liberty Street
New York, New York 10005
Tel: +1 (212) 894-8940
(Name, address, and telephone number of agent for service)

With copies to:

Michael Schwartz, Esq. Yossi Vebman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Tel: +1 (212) 735-3000 Fax: +1 (212) 735-2000	Elad Ziv, Adv. Meitar | Law Offices 16 Abba Hillel Rd. Ramat Gan 5250608, Israel +972 -3-610-3111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

NANO-X IMAGING LTD (the “Registrant”) is filing this Amendment No. 1 (this “Amendment”) to its registration statement on Form F-3 (File No. 333-294302) originally filed on March 13, 2026 (the “Registration Statement”), as an exhibit-only filing solely to file the form of indenture as Exhibit 4.7. Accordingly, this Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, the exhibit index, the filed Exhibit 4.7 and an updated consent of Kesselman & Kesselman, Certified Public Accountants (Isr.) a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm. The prospectus contained in Part I of the Registration Statement is unchanged and has been omitted from this Amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors, Officers and Employees

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association permit us to exculpate, indemnify and insure each of our directors and officers to the fullest extent permitted by the Companies Law. We have obtained directors’ and officers’ liability insurance which covers each of our executive officers and directors.

We have entered into agreements with each of our current directors and officers exculpating them from a breach of their duty of care to us to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, including with respect to liabilities resulting from our initial public offering, to the extent that these liabilities are not covered by insurance, all subject to limited exceptions. Indemnification for any monetary liability incurred by or imposed on a director or officer in favor of a third party is limited to certain events that were determined as foreseeable by the board of directors based on our current or expected activities. The maximum aggregate amount of indemnification that we may pay to our directors and officers based on such indemnification agreements shall not exceed the greater of (i) in relation to indemnity in connection with an offering to the public of our securities, the aggregate amount of proceeds from the sale by us and/or any of our shareholders in connection with such public offering, (ii) 25% of our total shareholders’ equity pursuant to our most recent financial statements as of the time of the actual payment of indemnification, and (iii) $50 million (in each case as may be increased from time to time by shareholders’ approval). Such indemnification amounts are in addition to any insurance amounts.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement have been furnished together with this Registration Statement.

Item 10.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

1)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

3)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i)(1), (a)(i)(2) and (a)(i)(3) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(ii)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)	To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(v)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

1)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

2)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(vi)	That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities of the undersigned registrant, the undersigned registrant undertakes that in a primary offering of its securities pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Israel, on March 26th, 2026.

NANO-X IMAGING LTD

By:	/s/ Erez Meltzer
	Name:	Erez Meltzer
	Title:	Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Name	Title	Date

/s/ Erez Meltzer	Chief Executive Officer and Chairman of the Board of Directors	March 26, 2026
Erez Meltzer	(principal executive officer)

*	Chief Financial Officer	March 26, 2026
Ran Daniel	(principal financial officer and principal accounting officer)

*	Director	March 26, 2026
Erez Alroy

*	Director	March 26, 2026
Dan Suesskind

*	Director	March 26, 2026
Noga Kainan

*	Director	March 26, 2026
Michael Jackman

*	Director	March 26, 2026
Nehama Ronen

* By:	/s/ Erez Meltzer
Name:	Erez Meltzer
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

By:	/s/ C T Corporation System	Authorized Representative	March 26, 2026
	C T Corporation System	in the United States

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

2.1**	Asset Purchase Agreement, dated November 3, 2021, among MDWEB, LLC, Nano-X Imaging and Nano-X Imaging Ltd (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2021 (File No. 001-39461) filed on May 2, 2022 with the SEC)

2.2**	Agreement and Plan of Merger, dated August 9, 2021, among Nano-X Imaging Ltd, Zebra Medical Vision Ltd. and PerryLLion Ltd (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2021 (File No. 001-39461) filed on May 2, 2022 with the SEC)

2.3**	First Amendment to the Agreement and Plan of Merger, dated August 9, 2021, among Nano-X Imaging Ltd, Zebra Medical Vision Ltd. and PerryLLion Ltd. (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2021 (File No. 001-39461) filed on May 2, 2022 with the SEC)

2.4**	Stock Purchase Agreement dated November 2, 2021 by and among Dr. Michael Yuz, Dr. Michael Yuz as the representative of Sellers, USARAD Holdings, Inc. and Nano-X Imaging Ltd (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2021 (File No. 001-39461) filed on May 2, 2022 with the SEC)

2.5**	First Amendment to Stock Purchase Agreement dated April 28, 2023, by and among Dr. Michael Yuz, as the Seller Representative, Nano-X Imaging, Inc. and Nano-X Imaging Ltd (incorporated by reference to Exhibit 4.15 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2022 (File No. 001-39461) filed on May 1, 2023 with the SEC)

2.6**

Stock Purchase Agreement, dated as of November 18, 2025, among Nano-X Imaging Inc., Vaso Corporation, and Vaso Healthcare IT (incorporated by reference to Exhibit 2.6 to the Registrant’s Registration Statement on Form F-3 (File No. 333-294302) filed on March 13, 2026 with the SEC)

4.1**	Form of warrants to purchase ordinary shares issued to A-Labs Finance and Advisory Ltd. (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form F-1 (File No. 333-240209) filed on July 30, 2020 with the SEC)

4.2**	Form of Amended and Restated Articles of Association of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1/A (File No. 333-240209) filed on August 14, 2020 with the SEC)

4.3**	Warrant to purchase ordinary shares, dated September 2, 2019, issued to SK Telecom TMT Investment Corp. (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form F-1 (File No. 333-240209) filed on July 30, 2020 with the SEC)

4.4**	Amendment to Warrant to purchase ordinary shares, dated June 4, 2020, issued to SK Telecom TMT Investment Corp. (incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement on Form F-1 (File No. 333-240209) filed on July 30, 2020 with the SEC)

4.5**	Form of warrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Report of Foreign Issuer on Form 6-K (File No. 001-39461) filed on July 26, 2023 with the SEC)

4.6*	Form of Warrant Agreement (including form of Warrant Certificate)

4.7†	Form of Indenture for debt securities between the registrant and the trustee to be named therein

4.8*	Form of debt securities

5.1**	Opinion of Meitar | Law Offices, counsel to the Registrant (including consent) (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form F-3 (File No. 333-294302) filed on March 13, 2026 with the SEC)

5.2**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Registrant (including consent) (incorporated by reference to Exhibit 5.2 to the Registrant’s Registration Statement on Form F-3 (File No. 333-294302) filed on March 13, 2026 with the SEC)

23.1**	Consent of Meitar | Law Offices (included in the opinion filed as Exhibit 5.1)

23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 5.2)

23.3†	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.) a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm

24.1**	Powers of Attorney (included as part of signature page to the Registrant’s Registration Statement on Form F-3 (File No. 333-294302) filed on March 13, 2026 with the SEC)

25.1***	Form T-1 Statement of Eligibility of Trustee under the Indenture

107**	Calculation of Filing Fee Tables (incorporated by reference to Exhibit 107 to the Registrant’s Registration Statement on Form F-3 (File No. 333-294302) filed on March 13, 2026 with the SEC)

*	To be filed as an exhibit to a post-effective amendment to this Registration Statement or as an exhibit to a report of foreign private issuer on Form 6-K to be filed under the Exchange Act and incorporated herein by reference.

**	Previously filed.

***	To be incorporated by reference to a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended, where applicable.

†	Filed herewith.